Exhibit 10.1

Third Amendment to Agreement

This Third Amendment (“Amendment”) entered into as of November 1, 2015 (“Third Amendment Effective Date”) is by and between Northern Illinois Gas Company d/b/a Nicor Gas Company (“Nicor Gas” or “Company”) and Rentech Nitrogen, LLC (f/k/a Rentech Energy Midwest Corporation) (“Rentech” or “Customer”) (collectively referred to as “parties”).

WHEREAS, Nicor Gas and Rentech are parties to that certain Agreement dated November 1, 2010 as amended, supplemented or modified (the “Agreement”); and

WHEREAS, Nicor Gas and Rentech desire to amend the Agreement to extend the transportation and balancing services provided on the terms specified therein for an additional 12 months;

NOW THEREFORE, for good and valuable consideration, the Company and the Customer hereby agree as follows:

1)	The first sentence of paragraph 21 of the Agreement is deleted In its entirety and the following sentence is inserted in its place:

“Except as expressly provided for in this Agreement, this Agreement shall remain in full force and effect through October 31, 2016.”

2)

This Amendment and the services provided by the Company hereunder are offered pursuant to the Company’s Rider 17, Contract Services.  In accordance with the requirements of such tariff, the Customer is providing an Affidavit to the Company with respect to the Customer’s intent to bypass the Company’s system absent this Amendment.  That Affidavit is attached and included as Exhibit A.

3)	This Amendment shall become effective on the Third Amendment Effective Date subject to any necessary regulatory approvals.

4)

Except as expressly amended herein, the Agreement shall remain in force and effect in accordance with its terms as in effect prior to this Amendment. In the event of a conflict between this Amendment and the Agreement, the terms of this Amendment shall govern.

Agreed to as of the Third Amendment Effective Date.

RENTECH NITROGEN, LLC		NORTHERN ILLINOIS GAS COMPANY
D/B/A NICOR GAS COMPANY

By:	/s/ Wilfred R. Bahl, Jr.	By:	/s/ Patrick E. Whiteside
Name:	Wilfred R. Bahl, Jr.	Name:	Patrick E. Whiteside
Title:	V.P. & CFO	Title:	VP of Business Support

AFFIDAVIT

Wilfred R. Bahl, Jr., being first duly sworn on oath, depose and state as follows:

1. I am V.P. & CFO of Rentech Nitrogen, LLC (“Rentech”).  In that position, I am responsible for the purchase of natural gas at the Rentech facility located at 16675 Highway 20 West, East Dubuque, Illinois.

2. I have reviewed the Third Amendment between Nicor Gas Company ("Nicor Gas") and Rentech entered into as of November 1, 2015 (the “Amendment”), and understand that this Affidavit will be relied upon by Nicor Gas in determining whether Rentech intends to take direct pipeline service if the Amendment does not become effective.

3. Rentech has analyzed the cost of gas under Nicor Gas' existing rates; has compared that cost of gas to the cost that could be realized if Nicor Gas' facilities are bypassed; and has arrived at a corporate decision to take direct pipeline service unless the inducements contained in the contract referred to in the preceding paragraph are provided to Rentech. Bypass service would occur as soon as the necessary facilities can be constructed unless such contract becomes effective.

Rentech Nitrogen, LLC

By	/s/ Wilfred R. Bahl, Jr.
Date	10-20-15

SUBSCRIBED AND SWORN TO

Before me this 20, day

of October, 2015

OFFICIAL SEAL

SUSAN J BOHLEN

NOTARY PUBLIC – STATE OF ILLINOIS

MY COMMISSION EXPIRES: 04/10/17

(Notary Public)

My Commission Expires: 4/10/2017